The Rockland Funds Trust



Form N-SAR Report for the Period Ended 3/31/97



Item 77-I



        The Rockland Funds Trust (the "Trust") was organized as a
Delaware business

trust on July 31, 1996.  The Trust consists of one series, The
Rockland Growth Fund

(the "Fund"). The Fund commenced operations on December 2, 1996.
 The following

describes the rights of the shares of the Trust.



        The Trust was formed under the laws of Delaware on July 31, 1996. The

Board of Trustees is authorized to issue an unlimited number of shares of beneficial interest in separate series, $.0001 par value per share, and to create classes of shares of beneficial interest within each series. The Trust is registered with the Securities and Exchange Commission as an open-end diversified management company.



        Each class of shares of the Trust represent interests in the assets of the Fund and have identical voting, dividend, liquidation and other rights on the same terms and conditions, except that the distribution fees related to the Retail class shares are borne solely by that class. Fractional shares have the same rights proportionately as full shares.

Shares of beneficial interest issued are fully paid and nonassessable and have no preemptive or conversion rights.



        The shares of beneficial interest do not have cumulative voting rights. Therefore,

the holders of more than 50 percent of the shares voting for the election of Trustees can elect all the Trustees of the Trust.



        If the holders of a majority of the outstanding shares of the Trust shall vote at any time to wind up and liquidate the Trust, no further shares of the Trust shall be issued,

sold or purchased by the Trust, and the Trustees shall immediately proceed to wind up the

Trust's affairs, liquidate the assets, pay all liabilities and expenses of the Trust, and distribute the remaining assets, if any, among the shareholders in proportion to their holding of shares of beneficial interest. The Board of Trustees shall also do any other acts necessary to secure and complete the dissolution of the Trust.